EXHIBIT

Exhibit 99.1                      News Release

         American Mutual Holding Company and Indianapolis Life Insurance
                      Company Complete Definitive Agreement

DES MOINES, Iowa (February 21, 2000) -- American Mutual Holding Co. (AMHC), a mutual insurance holding company, AmerUs Life Holdings, Inc. (NYSE: AMH), a publicly-traded subsidiary of AMHC, and Indianapolis Life Insurance Co., a mutual life insurance company, announced today that they have signed a definitive agreement for the companies to combine their operations in connection with their respective demutualizations.

American Mutual Holding Company and Indianapolis Life (ILICo) have each commenced their demutualization processes. AMHC members will receive 17 million shares of the resulting publicly-traded company's stock, and over $300 million in other assets. ILICo's members will receive 11.25 million shares of the stock. Following the demutualizations, ILICo will become a subsidiary of AMHC and will continue operations as a stock life insurance company.

Current public shareholders of AmerUs Life Holdings will exchange their shares on a one-for-one basis for stock in the new company.

The contemplated transactions are subject to normal closing conditions, including appropriate policyholder/member, shareholder and regulatory approvals.

The combined companies will have over $17 billion in assets, more than $3 billion of premium revenues, over $50 billion of life insurance in force and $1.1 billion in shareholder equity. The group will offer a broad range of life insurance and annuity products in all fifty states and the District of Columbia.

"This combination clearly strengthens our position in our core life insurance and annuity lines of business, and provides significant operating efficiencies," said Roger K. Brooks, chairman, president and CEO of AMHC.

The combined companies will be headquartered in Des Moines. Indianapolis Life and its subsidiaries will retain their names and continue to be based in Indianapolis and New York. When the transaction is complete, Brooks will be chairman, president and CEO of the new company and Larry R. Prible will be vice chairman of the new company and will remain president and CEO of Indianapolis Life. "We see tremendous opportunity resulting from the scale and synergies created by this transaction," said Prible. "We're eager to move forward with our plans."


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AMHC's operating subsidiaries include AmerUs Life Insurance Co., American
Investors Life Insurance Co., Financial Benefit Life Insurance Co. and Delta Life and Annuity Co. ILICo's operating subsidiaries include IL Annuity and Life Insurance Co., Bankers Life Insurance Company of New York, and Western Security Life Insurance Co.

AMHC is the first mutual insurance holding company in the U. S. AMHC is owned by its members who are also policyowners of AmerUs Life Insurance Company, a subsidiary of AMHC that was formed in 1896. As of December 31, 1999, AmerUs Life Holdings' total assets were $10.7 billion and shareholders' equity totaled $733.0 million.

Indianapolis Life is a 95-year-old mutual life insurance and annuity company based in Indianapolis. It has assets of $5.7 billion and insurance in force of $22.7 billion. The company and its subsidiaries do business in all 50 states and the District of Columbia.